UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2013

MARKWEST ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-31239 (Commission File Number)	27-0005456 (I.R.S. Employer Identification Number)

1515 Arapahoe Street, Tower 1, Suite 1600, Denver CO 80202

(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-925-9200

Not Applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-Commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-Commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  Entry into a Material Agreement.

On January 30, 2013, MarkWest Utica Operating Company, L.L.C. (“MW Operating Company”), a wholly-owned subsidiary of MarkWest Energy Partners, L.P. (the “Partnership”), EMG Utica, LLC (“EMG”), an affiliate of The Energy & Minerals Group, and MarkWest Utica EMG, L.L.C. ( “MarkWest Utica”) entered into Amendment No. 1 (the “Amendment”) to the Limited Liability Company Agreement of MarkWest Utica EMG, L.L.C. (the “LLC Agreement”).  This Amendment was entered into concurrent with the execution of a term sheet between EMG and MW Operating Company for providing additional funding for the continued growth and development of the Utica Shale, as further described in Item 8.01 below.

The Amendment provides that while EMG is completing efforts in the first quarter of 2013 to raise additional capital to fund its remaining $150 million capital commitment under the LLC Agreement (such period of time, the “Interim Period”), MW Operating Company will fund up to EMG’s remaining capital commitment on an as needed basis, in lieu of EMG making these capital contributions during the Interim Period.  It is anticipated that EMG will complete agreements to fund its remaining $150 million capital commitment by as early as February 26, 2013.  EMG will contribute additional capital to MarkWest Utica following the end of the Interim Period (and, in any event, prior to the end of the first quarter of 2013) in an amount equal to the aggregate capital contributed by MW Operating Company on EMG’s behalf (the “Make Up Contribution Amount”), and MarkWest Utica will make a special distribution to MW Operating Company as a capital reimbursement equal to the Make Up Contribution Amount less certain adjustments.    Following the end of the Interim Period, the obligations of EMG and MW Operating Company to contribute capital to MarkWest Utica will return to the terms of the LLC Agreement that were in existence prior to the execution of the Amendment.

ITEM 7.01.  Regulation FD Disclosure

On February 5, 2013, the Partnership issued a press release announcing the Term Sheet described in Item 8.01 below.  A copy of the press release is furnished as Exhibit 99.1 hereto.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

ITEM 8.01.  Other Events

Concurrent with the execution of the Amendment, MW Operating and EMG executed a term sheet (“Term Sheet”) regarding certain proposed additional amendments to the LLC Agreement.  Due to the significant growth that MarkWest Utica has experienced and expects to continue to experience in the near term, the Partnership and EMG have proposed to modify the EMG funding levels and other material terms of the LLC Agreement.  Pursuant to the Term Sheet, EMG’s aggregate funding commitments would be increased from $500 million under the existing LLC Agreement to up to $950 million under the Term Sheet, subject to EMG’s ability to raise additional capital and other conditions.  Thereafter, EMG would have the right to make additional contributions at varying rates and ultimately have the right to continue to make contributions to maintain EMG’s percentage ownership.  The proposed amendments would also result in adjustments to the governance, tax allocation, liquidation and certain other provisions currently contained in the LLC Agreement.

Pursuant to the Term Sheet, in the event that EMG is not successful in its efforts to raise an incremental $450 million in funding commitments in excess of its current $500 million funding commitment under the LLC Agreement (to reach an aggregate funding commitment level of $950 million) by a specified date, the Term Sheet provides that EMG’s funding commitments would be subject to a corresponding reduction equal to the shortfall in such incremental funding commitments, but would not be reduced below its current $500 million funding commitment.

Other than an obligation to negotiate in good faith, neither the Partnership nor EMG is obligated to consummate the transactions involving an increase in EMG’s funding commitment as contemplated by the Term Sheet.  The Partnership can provide no assurance that EMG will be successful in its fundraising efforts, that the Partnership and EMG will be able to reach agreement regarding mutually acceptable terms regarding incremental funding arrangements, or that related definitive agreements will be executed with respect thereto.  In the event of any such failure, the commitments of MW Operating Company and EMG to contribute additional capital to MarkWest Utica will remain unchanged from those set forth in the LLC Agreement, as modified by the Amendment.

ITEM 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
99.1	Press release dated February 5, 2013 announcing funding and development updates for the Utica Shale joint venture.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MARKWEST ENERGY PARTNERS, L.P.
(Registrant)

	By:	MarkWest Energy GP, L.L.C.,
Its General Partner

Date: February 5, 2013	By:	/s/ NANCY K. BUESE
Nancy K. Buese Senior Vice President and Chief Financial Officer